Exhibit 99.1

Nov. 18, 2004

Media:	John Sousa or David Byford (713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom (713) 507-6466

DYNEGY MITIGATES FINANCIAL IMPACT OF KENDALL TOLLING

ARRANGEMENT

Transaction effectively eliminates approximately $165 million in fixed payment obligations through November 2008

HOUSTON (Nov. 18, 2004) – Dynegy Inc. (NYSE: DYN) today announced that Constellation Energy Commodities Group, Inc., a subsidiary of Constellation Energy (NYSE: CEG), has agreed to effectively assume Dynegy’s benefits and obligations related to a tolling contract with LSP-Kendall Energy, LLC through November 2008 in exchange for a lump sum payment to Constellation of $117.5 million.

Under the terms of the agreement, which becomes effective on Dec. 1, 2004, Constellation will enter into a wholesale power tolling agreement with Dynegy through November 2008. This agreement, totaling approximately 570 megawatts, essentially mirrors Dynegy’s existing tolling contract with LSP-Kendall. Dynegy will remain a party to the tolling contract, but will receive offsetting payments from Constellation over the four-year term of the agreement. This will effectively eliminate approximately $165 million in fixed payment obligations. In addition to Dynegy’s lump sum payment of $117.5 million, Constellation will receive all of the benefits and obligations associated with the tolling contract through November 2008. Dynegy will have all of the benefits and obligations related to the Kendall tolling contract in December 2008 through the remainder of the term.

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Transaction effectively eliminates approximately $165 million in fixed payment obligations through November 2008

“Today’s announcement represents another innovative approach to mitigating the near-term financial impact of a long-term tolling arrangement,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “The elimination of capacity payments related to the Kendall tolling arrangement will result in stronger free cash flow for the company. In addition, we structured the arrangement to capture the power market recovery expected in 2008 and beyond.”

Constellation and Dynegy will seek LSP-Kendall’s approval to directly assign the Kendall tolling contract to Constellation through November 2008, in which case Constellation will pay LSP-Kendall directly for the remainder of that term.

Dynegy will record a fourth quarter pre-tax charge of approximately $115 million (approximately $72 million after-tax) in its customer risk management segment related to the agreement with Constellation. The company will address the impact of the agreement on earnings guidance estimates at its Analyst Day event in New York City on December 8. Dynegy will web cast the event with the related presentation materials on the “News & Financials” section of www.dynegy.com, as well as make the web cast available for replay at a later time.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity and gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the power market recovery expected in 2008, the company’s ability to capture the benefits of such recovery and the anticipated impact of the transaction on the company’s cash flows. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the timing of any future power market recovery and the willingness of LSP-Kendall to consent to the proposed assignment of the tolling contract. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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